Exhibit 99.1

Contacts

For Interleukin Genetics:	Investors:	Media:
Eliot M. Lurier, CPA	Melanie Friedman	Catherine Cloft
Chief Financial Officer	Stern Investor Relations	LaVoie Group
(781) 398-0700	(212) 362-1200	(978) 745-4200 x107

INTERLEUKIN GENETICS REPORTS FIRST QUARTER 2008 FINANCIAL RESULTS

WALTHAM, MA — May 14, 2008 - Interleukin Genetics, Inc. (AMEX: ILI) today announced financial and business results for the first quarter ended March 31, 2008.

The Company reported a net loss of $1.9 million, or $(0.06) per basic and diluted common share, for the first quarter of 2008 compared to a net loss of $1.7 million, or $(0.06) per basic and diluted common share, for the same period last year.

Revenue for the first quarter of 2008 was $2.7 million compared to $2.4 million for the same period last year. The increase in revenue is primarily attributable to an increase in consumer product sales.

“We got off to a strong start in 2008 with the expansion of our agreement with Alticor for genetic tests in new and important disease areas and with the peer-reviewed publication in Human Genetics of additional supportive information on the relationship between IL-1 and inflammatory disease. In addition, we expanded our experienced management team, including our new CFO, to continue to further accelerate the development and commercialization of our genetic tests and other products,” commented Lewis H. Bender, Chief Executive Officer. “In the coming months, we expect to initiate new clinical studies for a number of programs and to re-invigorate our Heart Health product with a significantly improved communication package so that patients and their doctors can better understand the implications of the results and the recommended actions.”

Research and development expenses were $813,000 for the first quarter of 2008 compared to $674,000 for the same period last year. The increase is primarily attributable to the result of milestone payments under a sponsored research agreement.

Selling, general and administrative expenses were $2.1 million for the first quarter of 2008 compared to $1.7 million for the same period last year. The increase is primarily attributable to advertising costs as well as legal expenses associated with the settlement with the former owners of the Alan James Group.

On March 31, 2008, the Company reported cash and cash equivalents of $4.5 million compared to $7.6 million of cash and cash equivalents on December 31, 2007. In addition, the Company has access to $14.3 million under credit facilities with Alticor through August 2008.

First Quarter and Recent Highlights

•                  Publication in Human Genetics Supporting Gensona® Heart Health Test: In May 2008, an article titled, “IL1B Gene Promoter Haplotype Pairs Predict Clinical Levels of Interleukin-1ß and C-reactive Protein,” was published in the journal Human Genetics, further confirming prior studies associating variations in the Interleukin 1B (IL1B) gene with the inflammatory response.

•                  New and Expanded Research Collaboration with Alticor: In February 2008, Interleukin Genetics and Alticor (a majority shareholder) announced a new research agreement with Access Business Group International LLC (ABG), a subsidiary of Alticor, Inc., for Interleukin Genetics to conduct studies in the areas of osteoporosis, cardiovascular disease, nutrigenomics and dermagenomics. ABG is expected to pay Interleukin Genetics $1.2 million during 2008 to fund the research.  Approximately $800,000 of unspent funding from prior research agreements with Alticor will also be credited against the costs incurred under this new agreement.

•                  Expanded Management Team: In April 2008, Interleukin Genetics appointed Eliot M. Lurier, CPA, as its Chief Financial Officer. Mr. Lurier has more than 25 years of financial management experience, primarily in the life sciences industry and was previously Vice President, Finance and Administration and Chief Financial Officer of Nucryst Pharmaceuticals. In January 2008, Interleukin appointed Lewis H. Bender as Chief Executive Officer and to its Board of Directors. Mr. Bender has over 15 years of biotechnology industry experience and held several senior executive positions, most recently as interim CEO of Emisphere.

Conference Call and Webcast Information

Interleukin Genetics will host a live conference call and webcast today at 4:30 p.m. ET. To access the live call, dial 877-627-6555 (domestic) or 719-325-4869 (international). The live webcast will be available in the Investors section of the Company’s website, www.ilgenetics.com.

Replay access of the teleconference will be available for one week following the call by dialing 888-203-1112 (domestic) or 719-457-0820 (international). The passcode for the replay is 4243283. The webcast will be archived following the call at www.ilgenetics.com.

About Interleukin Genetics

Interleukin Genetics, Inc. (AMEX: ILI) is a genetics-focused personalized health company that develops preventive consumer products and genetic tests for sale to the emerging personalized health market.  Focused on the future of health and medicine, Interleukin uses its leading genetics research and scientific capabilities to develop and test innovative preventive and therapeutic products.  Interleukin currently offers an array of Nutraceuticals and OTCeuticals®, including Ginkoba®, Ginsana® and Venastat® which are sold at the nation’s largest food, drug and mass retailers, and has commercialized genetic tests for periodontal disease risk assessment, cardiovascular risk assessment, and general nutrition assessment.  Interleukin is headquartered in Waltham, MA.  For more information about Interleukin, its products and ongoing programs, please visit www.ilgenetics.com.

Certain statements contained herein are “forward-looking” statements including statements regarding our ability to develop diagnostic, personalized nutritional and therapeutic products to prevent or treat diseases of inflammation and other genetic variations, our ability to screen nutritional compounds for their effects on inflammatory responses and other genetic variations, given specific genetic patterns and our ability to make progress in advancing our core technologies. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the risk of market acceptance of our products, the risk of technology and product obsolescence, delays in product development, the performance of our commercial partners, the availability of adequate capital, the actions of our competitors and other competitive risks, and those risks and uncertainties described in our annual report on Form 10-K, our quarterly reports on Form 10-Q and other filings made by us with the Securities and Exchange Commission. We disclaim any obligation or intention to update these forward-looking statements.

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INTERLEUKIN GENETICS, INC. AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS

	March 31,	December 31,
	2008	2007
	(Unaudited)	(Audited)
Balance Sheet Data:
Cash and cash equivalents	$4,472,465	$7,464,468
Total current assets	7,158,506	10,012,508
Total assets	$13,198,177	$16,385,949

Total current liabilities	$4,635,584	$6,162,535
Total liabilities	4,672,584	6,193,535

Total stockholders’ equity	8,525,593	10,192,414
Total liabilities and shareholders’ equity	$13,198,177	$16,385,949

	Three Months Ended March 31,
	2008	2007
Statement of Operations Data (Unaudited):
Revenue:
Genetic testing service revenue	$101,752	$271,650
Net consumer products sales	2,012,651	1,727,780
Contract research revenue	537,013	417,500
Other	3,107	2,347
Total revenue	2,654,523	2,419,277

Operating costs and expenses:
Cost of genetic testing services	234,784	250,905
Cost of consumer products sold	1,101,188	995,455
Research and development	813,371	674,460
Selling, general and administrative	2,083,235	1,695,510
Amortization of intangibles	330,184	410,925
Total operating costs and expenses	4,562,762	4,027,255

Loss from operations	(1,908,239)	(1,607,978)
Total other income and expense, net	51,687	(55,931)
Net loss before income taxes	(1,856,552)	(1,663,909)
Provision for income taxes	(18,550)	(4,000)
Net loss	$(1,875,102)	$(1,667,909)
Net loss per basic and diluted common share	$(0.06)	$(0.06)
Weighted average common shares outstanding	30,832,121	27,575,971